Exhibit 99.1

Pivotal Announces Proposed Adjournment of Shareholder Meeting

Adjournment to Give Special Committee Time to Evaluate New Unsolicited Conditional Proposal and to Give Shareholders Time to Evaluate Recent Developments

Vancouver, B.C. — November 17, 2003 — Pivotal Corporation (Nasdaq: PVTL; TSX: PVT), today announced that its board of directors has decided that at Pivotal’s extraordinary general meeting to be held at 2:30 pm (Vancouver time) on Tuesday, November 18, 2003, it will seek approval from shareholders to adjourn that meeting to 2:30 pm (Vancouver time) on Friday, November 21, 2003 at the Fairmont Waterfront Hotel, 900 Canada Way, Vancouver, British Columbia.

The reasons for seeking such an adjournment are to permit the board’s Special Committee to fully evaluate an unsolicited highly conditional proposal which has been presented to Pivotal by a new party and to give shareholders sufficient time to fully consider the board’s response to the unsolicited offer previously made by Onyx Software Corporation. That response was publicly released on November 14, 2003.

It is important to note that the new proposal being evaluated by the Special Committee is at a preliminary stage. The Special Committee has not yet determined whether this new proposal is reasonably likely to result in a transaction which is superior to the agreement currently in place with the Oak/Talisma Group and there can be absolutely no assurance that this proposal will ultimately develop into such an offer.

In addition, Pivotal wishes to confirm its rejection of the proposal previously made by Onyx Software. Full details regarding the reasons for Pivotal’s decision to reject that proposal are contained in a press release disseminated by Pivotal on November 14, 2003.

The Special Committee will keep shareholders updated as developments warrant.

About Pivotal Corporation

Pivotal Corporation is the only CRM company that is 100 percent purpose-built to serve the demanding requirements of mid-sized enterprises — a powerful, highly flexible application platform, a complete set of CRM applications, and low-cost, results-producing implementation services. Pivotal delivers software and services that produce meaningful increases in revenues, margins and customer loyalty for companies and business units in the revenue range of $100 million to $3 billion. More than 1,600 companies around the world have licensed Pivotal including: CIBC, Centex Homes, Farm Credit Services of America, HarperCollins Publishers, Hitachi Telecom Inc., Palm, Inc., Pharmacia Corporation, Premera Blue Cross, Royal Bank of Canada, Sharp Electronics Corporation, Southern Company, Vivendi and WebEx Communications.

Pivotal’s complete CRM software suite includes a powerful application platform and capabilities in marketing, sales, service, contact centers, partner management and interactive selling. For more information, visit www.pivotal.com.

Investor Contact:

Divesh Sisodraker
Tel: 604/699-8000
Email: investor-relations@pivotal.com

Press Contact:

Leslie Castellani
Tel: 604/699-8151
Email: lcastellani@pivotal.com

© 2003 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.